EXHIBIT 2.2

REAL PROPERTY PURCHASE AGREEMENT

THIS REAL PROPERTY PURCHASE AGREEMENT (this “Agreement”) is made as of the 6th day of February 2009, by and between ILYA MANDEL, a married individual, and MICHAEL EDELSON, a married individual (collectively, “Seller”), and LIFEWAY FOODS, INC., an Illinois corporation or its nominee or permitted assignee (“Purchaser”). The Closing Date of this Agreement is set forth in Section 13 below.

1.   Property. Seller hereby agrees to sell and Purchaser hereby agrees to purchase, upon and subject to the terms and conditions described below, that certain real property consisting of approximately 1.1355 acres located at 810-820 Bleigh Avenue in the City of Philadelphia, County of Philadelphia and State of Pennsylvania and more particularly described in Exhibit A attached hereto and made a part hereof, together with all easements, rights, privileges and appurtenances thereunto belonging (the “Land”) and all improvements, buildings and fixtures thereon (the “Improvements”). The legal description of the Land as set forth on Exhibit A is subject to verification after receipt and approval of the Survey (as hereinafter defined) by Purchaser. The Land and the Improvements are sometimes referred to herein collectively as the “Premises.”

2.   Purchase Price. The purchase price of the Premises shall be Two Million Dollars ($2,000,000) (the “Purchase Price”).  Purchaser shall deposit the Purchase Price, less the credits authorized to Purchaser hereunder, in immediately available funds, in escrow with the Escrow Agent on or prior to the Closing Date.

3.   Title Examination of Premises.

(a)   Purchaser shall obtain from Chicago Title Insurance Company (Cleveland, Ohio) (in its capacity as the escrow agent, the “Escrow Agent,” and in its capacity as the title company, the “Title Company”) a commitment (the “Commitment”) for an ALTA Owner’s Policy of Title Insurance (which does not contain a creditors’ rights exception or arbitration clause) in such form as shall be available under Pennsylvania law and as Purchaser shall require (the “Title Policy”), in an amount equal to the Purchase Price, setting forth: (i) the state of title to the Premises as of the effective date of the Commitment; (ii) the Title Company’s requirements to delete the standard printed exceptions from the Title Policy; (iii) the results of a special tax search; and (iv) committing to issue those endorsements required by Purchaser.

(b)   Purchaser agrees to accept title to the Premises subject only to (i) real estate taxes and assessments, both general and special, which are a lien but not then due and payable (the “Taxes”), (ii) any outstanding oil, gas or mineral reservations of record without any right of entry, and (iii) other title matters approved or deemed approved by Purchaser; provided, however, Purchaser shall be required (in addition to any actions required of Seller hereunder) to take such actions as necessary to delete the standard printed exceptions from the Title Policy, including, without limitation, executing and delivering to the Title Company such documents or surveys or obtaining necessary endorsements (at Purchaser’s cost).  In the event the Commitment or the Survey discloses any matter affecting title to the Premises other than the Taxes, Purchaser shall notify Seller of the title matters which Purchaser approves and the title matters to which Purchaser objects within the later of: (a) ten (10) business days after receipt by Purchaser of both the Commitment and the Survey and; (b) ten (10) business days after the date of this Agreement, and Seller shall remove any such title matters objected to by Purchaser, at Seller’s expense, within five (5) business days after Purchaser notifies Seller of such title matters. If Purchaser fails to notify Seller of its approval of, or objection to, any such title matters, Purchaser shall be deemed to have accepted all title matters set forth in the Commitment, except for the Taxes.

(c)   In the event that, despite the use of Seller’s reasonable commercial efforts, Seller is unable to remove any such title matters objected to by Purchaser within said five (5) days, Purchaser shall have the right to elect either: (i) to waive such title matter(s), proceed to close this transaction and accept title to the Premises subject to such title matter(s); or (ii) to terminate this Agreement by giving notice of termination to Seller, in which event all monies and documents deposited by Purchaser in escrow shall be returned to Purchaser and this Agreement shall be of no further force or effect.

(d)   Notwithstanding any other provision of this Agreement to the contrary, Seller shall have the unconditional obligation to remove or cure, at no cost to Purchaser, any title matters which are a lien for the payment of money only, any encumbrance which can be removed by the payment of a definite sum of money, or any title matter which arose after the Effective Date as a result of the acts or omissions of Seller.

(e)   It shall be a condition precedent to Purchaser’s obligation to purchase the Premises that the Title Company can and will, on the Closing Date, issue the Title Policy to Purchaser in the amount of the Purchase Price, insuring that title to the Premises is vested in Purchaser, free and clear from all liens and encumbrances, except for the Taxes and other title matters approved by Purchaser as herein provided, and containing such endorsements as may be required by Purchaser, and without exception for claims of parties in possession not shown by public records, encroachments, overlaps, boundary line disputes or other matters described by the Survey which Purchaser has not approved or easements not shown by public records or other title matters customarily shown (in the Philadelphia, PA metropolitan area) as standard permitted exceptions on Schedule B of a fee owner’s policy of title insurance. On or before the Closing Date, Seller shall execute and deliver to the Title Company such documents or affidavits as are required by the Title Company to delete the standard printed exceptions from the Title Policy.

(f)   Purchaser shall pay all fees charged by the Title Company in connection with the issuance of the Title Policy, including the cost of the examination of title, the cost of a special tax search, the cost of the issuance of the Commitment, and the premium for the issuance of the Title Policy, including endorsements thereto (collectively, the “Title Costs”).

4.   Survey of Premises. Purchaser shall cause a survey of the Premises (the “Survey”) to be prepared, and the perimeter legal description of the Land prepared and certified by the surveyor shall be used in the Deed (as hereinafter defined). The Survey shall be certified to Seller, Purchaser, the Title Company and any other party designated by Purchaser.

5.   Title to Premises. On the Closing Date, Seller shall convey good and marketable indefeasible fee simple title to the Premises to Purchaser, subject only to the Taxes and such other title matters approved by Purchaser, by special warranty deed (the “Deed”). The Deed shall be in form and substance reasonably satisfactory to Purchaser. Taxes and the title matters approved by Purchaser shall be specifically, not categorically, excepted from the warranties of title in the Deed.

6.   Due Diligence Investigation.

(a)           The “Due Diligence Period” shall commence on the Effective Date and shall expire on that date occurring twenty (20) days after the Effective Date (the “Due Diligence Period”). During the Due Diligence Period, Purchaser, its agents, contractors and engineers shall have the right to enter upon the Premises for the purpose of inspecting the physical condition of the Premises and conducting the Due Diligence Investigation contemplated by the Stock Purchase Agreement and such related investigations to determine the suitability of the Premises for Purchaser’s intended uses thereof (“Due Diligence Investigations”); provided, however, such access during the Due Diligence Period shall be scheduled (after Purchaser’s reasonable request), limited in scope, and accompanied by Seller (to the extent practicable, solely after normal business hours).  The right to conduct Due Diligence Investigations includes the right of Purchaser and Purchaser’s employees, agents and contractors to enter upon any portion of the Premises to take measurements, make inspections, conduct test borings, make boundary and topographical survey maps, and to conduct geotechnical, soil, environmental, groundwater, wetland and other studies (together, the “Studies, Reports and Surveys”) required by Purchaser in its sole discretion and to determine the existence and adequacy of utilities serving the Premises, zoning and compliance with laws.  Purchaser shall, at or prior to the completion of the Due Diligence Period, repair, restore and return the Premises to the same condition the Premises was in prior to Purchaser’s initiation of such Due Diligence Investigations, and indemnify and defend Seller from and against and hold Seller harmless from and against any and all loss, cost, liability, or expense (including reasonable attorneys’ fees) arising out of Purchaser’s activities on the Premises during the Due Diligence Investigations; provided, however, that, such indemnity shall not cover or extend to (i) any claims of diminution in the value of the Premises as a consequence of the results revealed by the Due Diligence Investigations, or (ii) the non-negligent exposure or release by Purchaser of hazardous substances or materials located in, on, or under the Premises. Notwithstanding any other provision hereof, this indemnity obligation shall survive the termination of this Agreement for a period of one (1) year. No such Due Diligence Investigations shall (unless specifically set forth in this Agreement and/or the Stock Purchase Agreement) constitute a waiver or relinquishment on the part of Purchaser of its rights under any covenant, condition, representation, or warranty of Seller under this Agreement. Upon execution of this Agreement, Seller shall deliver to Purchaser, at no cost to Purchaser, such of the following as are in the possession of or available to Seller: existing soil and groundwater tests, surveys, title policies, environmental reports, underground storage tank test results, waste disposal records, permit records, traffic studies and other engineering tests and studies pertaining to the Premises.  Notwithstanding the foregoing, Seller shall have no obligations to Purchaser for, and Purchaser hereby waives and relinquishes any claims and/or rights under, any covenant, condition, representation, or warranty of Seller in this Agreement and/or of Sellers in the Stock Purchase Agreement with respect to, the Encroachments and/or any environmental and/or any other conditions or matters that are actually disclosed in the Commitment, the Survey, the Phase I Report(s) and/or the Phase II Report(s) and/or any of the other Studies, Reports, and Surveys obtained as part of the Due Diligence Investigation(s) (such terms used herein but not defined herein shall have meanings as defined in the Stock Purchase Agreement) contemplated hereby and/or by the Stock Purchase Agreement.

(b)            Prior to the expiration of the Due Diligence Period, Purchaser shall deliver written notice of its election to proceed or not to proceed with the purchase of the Premises to Seller and, if Purchaser elects to proceed with the purchase of the Premises, this Agreement shall remain in effect and the parties shall proceed to close this transaction, subject to the terms and conditions hereof, and, provided there is no material change in the condition of the Premises prior to Closing, all due diligence matters shall be deemed waived or satisfied with no right to terminate this Agreement in the event Purchaser shall later determine that the Premises is not suitable for Purchaser’s intended use. Notwithstanding the foregoing or Section 6(a), if Purchaser elects to proceed with the purchase of the Premises pursuant to Section 6(a), then Purchaser shall deliver written notice of such election prior to the end of the Due Diligence Period, and Purchaser shall continue to have access to the Premises prior to the Closing for any of the purposes described in Section 6(a). If Purchaser elects not to proceed with the purchase of the Premises pursuant to Section 6(a), then Purchaser shall deliver written notice of such election prior to the end of the Due Diligence Period, this Agreement shall terminate on the date Seller receives such notice, and in such event all monies and documents deposited by Purchaser in escrow shall be returned to Purchaser and neither party shall have any further rights or obligations hereunder except as otherwise expressly set forth herein. If Purchaser does not deliver any written notice to Seller on or before the expiration of the Due Diligence Period, Purchaser shall be deemed to have elected to proceed with the purchase of the Premises.

(c)           Purchaser shall provide Seller with a copy of the Phase I Report(s), Phase II Report(s) and any and all other Studies, Reports and Surveys (whether in draft or final form) promptly upon Purchaser’s receipt of any of the Phase I Report(s), Phase II Report(s) and/or any of the other Studies, Reports and Surveys, at no cost to Seller (and notwithstanding any termination of this Agreement for any reason).

7.    Seller Representations and Warranties. Seller represents and warrants to Purchaser that, except (i) for the Encroachments, and/or any environmental and/or any other conditions or matters that are actually disclosed in the Commitment, the Survey, the Phase I Report(s), Phase II Report(s) and/or any of the other Studies, Reports, and Surveys obtained as part of the Due Diligence Investigation(s), and (ii) as set forth on Exhibit C attached hereto:

(a)   Seller is the owner of good and marketable indefeasible fee simple title in and to the Premises. The Premises is comprised of separate parcel(s) from any other property, and no subdivision is required to convey the Premises.

(b)   Seller has the capacity and authority to execute this Agreement and perform the obligations of Seller under this Agreement. This Agreement constitutes a legal and valid binding obligation of Seller, enforceable in accordance with its terms.

(c)   To Seller’s knowledge, (and except as may be set forth in the Phase I Report(s) and/or Phase II Report(s)) there are no wetlands, oil or gas wells (capped or uncapped) or underground storage tanks (in use or abandoned) on or about the Premises, and all previously existing underground storage tanks on or about the Premises were removed in compliance with all applicable laws, rules, regulations and orders. To Seller’s knowledge, (and except as may be set forth in the Phase I Report(s) and/or Phase II Report(s)) neither Seller nor any prior owner or occupant of the Premises has: (i) caused or permitted, and Seller has received no notice and has no knowledge of, the generation, manufacture, refinement, transportation, treatment, storage, deposit, release, salvage, installation, removal, disposal, transfer, production, burning or processing of Hazardous Substances (as hereinafter defined) or other dangerous or toxic substances or solid wastes on, under or about the Premises or any adjacent properties; (ii) caused or permitted, and Seller has received no notice and has no knowledge of, the Release (as hereinafter defined) or existence of any Hazardous Substance on, under or affecting the Premises or any adjacent properties; or (iii) caused or permitted, and Seller has received no notice and has no knowledge of, any substances or conditions on, under or affecting the Premises or any adjacent properties which may support any claim or cause of action, whether by any governmental agency or any other person, under any applicable federal, state, or local law, rule, ordinance or regulation. For the purpose of this Agreement, the terms “Hazardous Substances” and “Release” shall have the same meaning as set forth the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sections 9601 et. seq.; provided, however, that the definition of Hazardous Substances shall also include petroleum and related by-products, hydrocarbons, radon, asbestos, urea formaldehyde and polychlorinated biphenyl compounds.

(d)   Except for those leases set forth on Schedule 7(d) attached hereto (the “Existing Leases”), there are no outstanding written or oral leases in any way affecting the Premises, and no person or entity has any right with respect to all or any portion of the Premises (whether by option to purchase, right of first refusal, contract, or otherwise) that would prevent or interfere with Purchaser taking title to, and exclusive possession of, all of the Premises on the Closing Date; and Seller is not subject to any judgment or decree of a court of competent jurisdiction or governmental agency that would limit or restrict Seller’s right to enter into and carry out this Agreement. Neither the execution of this Agreement nor the consummation of the transactions contemplated herein will constitute a breach under any contract or agreement to which Seller is a party or by which Seller is bound or affected or which affects the Premises or any part thereof.

(e)   The Premises are free of all construction or mechanic’s liens, and Seller has not commenced any construction or taken any other action that may result in such a lien.

(f)   There are no actions, suits or proceedings pending, or to the knowledge of Seller threatened, before any judicial body or any governmental authority or any order, writ, injunction, decree or demand of any court or any governmental authority relating to the Premises or any part thereof, and the Premises is in compliance with all laws, rules, regulations and orders applicable thereto.

(g)   Seller has not received any notice of, and to the knowledge of Sellers, there are no (i) proposed special assessments, condemnation, or changes in the roads adjacent to the Premises; (ii) pending public improvements which will result in any charge being levied or assessed against, or a lien being created upon, the Premises; or (iii) pending or threatened eminent domain or condemnation proceedings against or involving the Premises or any adjacent parcel.

(h)   Seller has not received any notice of, and to the knowledge of Sellers there are no, disputes related to those certain encroachments as shown on the ALTA/ACSM Land Title Survey, dated September 29, 2008, by Millman Surveying, Inc. (collectively, the “Encroachments”).

(i)   Seller has made no commitment to any governmental authority, utility company, association or any other organization or group of individuals, or to any individual, relating to the Premises which would impose upon Purchaser an obligation to make any contribution or dedication of land or to construct, install or maintain any improvements of a public or private nature on or off the Premises.

(j)   There is ingress and egress to the Premises sufficient for the current use of the Premises, and title to Premises is insurable without exception for lack of legal right of access.

(k) Except for the Encroachments, to Seller’s knowledge, neither the Premises nor any use or occupancy of it is in violation of and is in full conformance with any applicable law, ordinance or regulation, including, without limitation, any zoning or other municipal ordinance.  The use of the Premises as a dairy product manufacturing facility with cold storage is a legal non-conforming use under the applicable zoning ordinance.

(l)   Except as otherwise specifically set forth in this Agreement, the Premises are being sold and conveyed to Purchaser, pursuant hereto, in “as is, where is, with all faults” condition.

(m)   Seller has not received any notice of, and to the knowledge of Seller, there are no defaults under, any of the permits described in Section 11(a)(v) hereof.

Seller shall fully disclose to Purchaser, immediately upon its occurrence, any change in facts, assumptions or circumstances of which Seller becomes aware prior to the Closing Date that may affect, to any material extent, the representations and warranties set forth above. Notwithstanding anything contained herein to the contrary, if Seller’s failure to disclose any change in facts, assumption or circumstances would constitute a breach under this Agreement, Seller’s eventual disclosure of such change in facts, assumption or circumstances shall not be deemed a cure of such breach and shall not in any way affect Purchaser’s right to pursue any and all remedies available to Purchaser under Section 12 of this Agreement as a result of such breach; provided, however, if Purchaser proceeds to Closing and purchases the Premises pursuant hereto after receiving such subsequent written disclosure from Seller, Purchaser shall not be entitled to pursue any remedies against Seller related to such written disclosure being in breach of Seller’s representations and warranties hereunder and/or under the Stock Purchase Agreement. The representations and warranties of Seller contained herein shall survive the Closing Date for the shorter of the period beginning on the Closing Date and ending (i) twelve (12) months from the Closing Date or (ii) on December 31, 2009; provided, however, that the representations and warranties set forth in Sections 7(a), (b), (d) - (h) shall survive until the expiration of the applicable statute of limitations therefor; and that any claim or suit based on fraud shall survive the Closing until the expiration of the applicable statute of limitations (as applicable, the “Survival Period”).

8.   Purchaser Representations and Warranties. Purchaser represents and warrants to Seller that:

(a)   Purchaser has the capacity and authority to execute this Agreement and perform the obligations of Purchaser under this Agreement. This Agreement constitutes a legal, valid and binding obligation of Purchaser. All action necessary to authorize the execution, delivery and performance of this Agreement by Purchaser has been taken and such action has not been rescinded or modified.

(b)   Purchaser is not subject to any judgment or decree of a court of competent jurisdiction or governmental agency that would limit or restrict Purchaser’s right to enter into and carry out this Agreement. Neither the execution of this Agreement nor the consummation of the transaction contemplated herein will constitute a breach under any contract or agreement to which Purchaser is a party or by which Purchaser is bound or affected or which affects the Premises or any part thereof.

(c)   As of the date of the execution of this Agreement and as of the Closing Date, Purchaser is not subject to any Financial Impairment (as defined in the Stock Purchase Agreement).

9.   Seller’s Covenants. Seller shall not enter into or consent to any lien, easement, lease, restriction, governmental improvement or other matter affecting Seller’s title to the Premises or the permitted use of the Premises or that may result in the imposition of any assessment against the Premises or any part thereof, without first obtaining the prior written consent of Purchaser, which Purchaser may withhold, in its sole discretion. Seller shall not remove, plant or add any soil, trees, plants or improvements or make any other alterations to the Premises from and after the Effective Date.  Seller shall refrain from supporting any changes to the zoning classification of the Premises.

10.   FIRPTA. On the Closing Date, Seller shall provide an affidavit in accordance with the requirements of the Foreign Investment in Real Property Tax Act of 1980, I.R.C. Section 1445 (1984), as then in effect, in form and substance reasonably satisfactory to Purchaser and the Escrow Agent. If Seller fails to deliver such affidavit to Purchaser when required, Purchaser and the Escrow Agent may take all steps required or permitted by law, including, without limitation, withholding from the funds due Seller at Closing, ten percent (10%) of the Purchase Price and paying this sum directly to the Internal Revenue Service.

11.   Conditions to Purchaser’s Obligations.

(a)   The obligation of Purchaser to consummate the transaction contemplated by this Agreement is conditioned upon the fulfillment of each of the following conditions as of the Closing Date (or such earlier contingency date as specified below), all or any portion of which may be waived in whole or in part by Purchaser at or prior to Closing (or such earlier contingency date as specified below):

(i)   Seller shall have performed, observed, and complied in all material respects with all of the covenants, agreements and conditions required by this Agreement to be performed, observed and complied with by Seller prior to or as of the Closing Date as and when required;

(ii)   All of the representations and warranties made by Seller and set forth in this Agreement shall be true and correct in all material respects as of the Effective Date and as of the Closing Date;

(iii)   The Title Company shall be prepared to issue the Title Policy;

(iv)   There shall not have been any material, adverse change in the condition of the Premises prior to Closing;

(v)   Seller shall have transferred and assigned to Purchaser, pursuant to an assignment agreement in form and substance reasonably satisfactory to Purchaser, (A) any and all water use, irrigation, and consumptive use permits applied for or issued in respect of the Premises and (B) any and all environmental resource or surface water management permits applied for or issued in respect of the Premises;

(vi)   Seller shall have provided Purchaser confirmation from the applicable regulating entity, in form and substance reasonably satisfactory to Purchaser, that the zoning classification of the Property permits, as of right, the use of the Property as a dairy product manufacturing facility with cold storage;

(vii) Seller shall have delivered to Purchaser evidence reasonably satisfactory to Purchaser that the Existing Leases (with the exception of those certain agreements with Jobbers as referred to in Schedule 4.14 to the Stock Purchase Agreement (as defined below) have been terminated; and

(viii)   Purchaser and Shareholders (as hereinafter defined) shall have completed or shall simultaneously complete that purchase transaction concerning that certain stock of Fresh Made, Inc., a Pennsylvania corporation (“Fresh Made”), for which Purchaser and the holders of the equity interests of Fresh Made (collectively, “Shareholders”) have executed a Stock Purchase Agreement dated of even date herewith, as may be amended from time to time (the “Stock Purchase Agreement”).

(b)   If any of the conditions of Section 11(a) hereof are not fulfilled, in whole or in material part, or if at any time Purchaser determines, in its reasonable judgment, that any of the conditions set forth in Section 11(a) hereof cannot be fulfilled, in whole or in material part, on or before the Closing Date (or such earlier contingency date as specified above), then Purchaser, as its sole option (and as Purchaser’s sole remedy in the event that any of the conditions of Section 11(a) hereof are not and/or cannot be fulfilled, as aforesaid), shall have the right, exercisable by notice to Seller: (1) to waive such condition and proceed to close this transaction; (2) to terminate this Agreement, in which event all monies and documents deposited by Purchaser in escrow shall be returned to Purchaser, and this Agreement shall have no further force or effect, except for those provisions which expressly survive Closing; (3) to extend the Closing Date to permit such conditions to be satisfied for one period of up to thirty (30) days; or (4) if Seller shall be in default hereunder, to exercise its remedies described in Section 12 below.

12.   Default.  In the event of a breach or default hereunder, each party shall (subject to the waivers and other limitations contemplated by this Agreement) be entitled to all available legal and equitable remedies; provided, however, that each party’s rights and obligations hereunder shall be subject to the terms, provisions and limitations of Article 9, in general, and, in particular, the waivers, relinquishments and other limitations of Section 9.4 and 9.5, of the Stock Purchase Agreement, incorporated by reference herein; provided, further that the representations and warranties made in this Agreement shall survive the Closing Date for the shorter of the period beginning on the Closing Date and ending (i) twelve (12) months from the Closing Date or (ii) on December 31, 2009; provided, further that the representations and warranties set forth in Sections 7(a), (b), (d) - (h) shall survive until the expiration of the applicable statute of limitations therefor; provided, further that any claim or suit based on fraud shall survive the Closing until the expiration of the applicable statute of limitations; provided, further that each covenant made in this Agreement shall survive for a period stated in such covenant, and if no such period is specified, then such covenant shall survive the Closing for a period of twelve (12) months from the Closing Date.  For purposes of this Section 12, capitalized terms used in Section 9.4 of the Stock Purchase Agreement and not otherwise specifically defined in this Agreement have the meanings set forth in the Stock Purchase Agreement.

13.   Closing.

(a)   Closing shall take place at the time, place and on the date constituting the Closing Date (as such term is defined in the Stock Purchase Agreement).  The Escrow Agent shall act as escrow agent for the closing of this transaction. This Agreement shall serve as escrow instructions to the Escrow Agent. If any of the terms of this Agreement are inconsistent with the Escrow Agent’s standard conditions of acceptance, the terms of this Agreement shall control. The Escrow Agent is hereby designated as the real estate reporting person in connection with this transaction for information reporting to the Internal Revenue Service in accordance with Section 6045 of the Internal Revenue Code of 1986, as amended. The parties shall provide all information required by the Escrow Agent to fulfill its reporting obligations hereunder and to report proceeds from this transaction on a Form 1099-S.

(b)   Seller and Purchaser shall deposit their respective documents, and Purchaser shall deposit the Purchase Price, less the credits authorized to Purchaser hereunder, with the Escrow Agent on or before the Closing Date.

(c)   At Closing, Seller shall pay: (i) one-half of the real estate state and local transfer taxes required to be paid in connection with the transfer of the Premises to Purchaser; and (ii) any other charges or prorations as required herein.  At Closing, Purchaser shall pay: (i) the Title Costs; (ii) the cost of recording the Deed; (iii) the cost of the Survey; (iv) the Escrow Agent’s fees for its services as escrow agent hereunder; (v) one-half of the state and local transfer taxes; (vi) the notary and other conveyance fees required to be paid in connection with the transfer of the Premises to Purchaser; and (vii) any other charges or prorations as required herein.

(d)   At Closing, the Escrow Agent shall: (i) deliver the Deed to Purchaser by filing the Deed in the governmental office for filing and recording in the public records in the City in which the Premises are located; (ii) pay to Seller the Purchase Price less any credits to which Purchaser is entitled as provided for herein; (iii) cause the Title Company to issue the Title Policy; and (iv) charge Seller and Purchaser for other respective costs as provided for herein.

(e) The transfers and deliveries described in this Agreement shall be mutually interdependent and shall be regarded as occurring simultaneously, and, any other provision of this Agreement notwithstanding, no such transfer or delivery shall become effective or shall be deemed to have occurred until all of the other transfers and deliveries provided for in this Agreement shall also have occurred or been waived in writing by the party entitled to waive the same.  Such transfers and deliveries shall be deemed to have occurred and the Closing shall be effective as of the close of business on the Closing Date.  The Closing and the closing of the transactions contemplated by the Stock Purchase Agreement shall take place simultaneously.

14.   Condemnation and Eminent Domain. If the Premises is subjected to a taking, either total or partial, by eminent domain for any public or quasi-public use, or if notice of intent of a taking or a sale in lieu of taking is received by Seller or Purchaser, Purchaser shall have the right, as its sole option (and as Purchaser’s sole remedy under such circumstances),  exercisable by notice to Seller, provided by Purchaser within ten (10) business days after notice from Seller of the occurrence of such taking, to either proceed to close this transaction, in which event Purchaser shall be entitled to participate in any such condemnation or eminent domain proceedings and to receive all of the proceeds attributable to any portion of the Premises to be conveyed to Purchaser, or to terminate this Agreement, in which event all funds and documents shall be returned to the depositing party; Seller and Purchaser shall each pay their respective costs and expenses of this transaction chargeable to them; and Seller and Purchaser shall have no further rights or obligations hereunder.

15.   Taxes.  General real estate taxes and assessments, which are a lien but not then due and payable, shall be prorated and adjusted between Seller and Purchaser as follows:  Seller shall be responsible for such taxes as they relate to calendar years prior to 2009; and Purchaser shall be responsible for such taxes as they relate to calendar year 2009 and thereafter, regardless of the

Closing Date. Notwithstanding the foregoing or any other provision herein to the contrary, respreads of any general taxes and assessments applicable to the Premises, and all special taxes and assessments, if any, applicable to the Premises, relating to, and/or charged or assessed for any calendar years prior to 2009 shall be charged to Seller and paid from Seller’s proceeds at Closing.

16.   Possession. Exclusive possession of the Premises shall be delivered by Seller to Purchaser on the Closing Date, free of all tenancies, leases and occupants whatsoever (with the exception of those certain agreements with Jobbers as referred to in Schedule 4.14 to the Stock Purchase Agreement).

17.   Notices. All notices, requests and other communications under this Agreement shall be in writing, shall be made by personal delivery or by next business day delivery by a nationally recognized overnight courier and shall be addressed as provided for in Exhibit B hereof. Such notices shall be deemed given on the date on which received by a party, in the case of personal delivery, or on the next business day immediately following receipt by the courier, in the case of an overnight courier.

18.   Broker’s Commission. Seller and Purchaser represent and warrant to the other that the warranting party has not had any contact or dealings through or with any real estate broker, agent or finder who has acted as the procuring cause in connection with the purchase and sale of the Premises. Each party covenants and agrees to indemnify, defend and hold harmless the other party from and against any and all claims or demands and any and all loss, cost, damage or expense, including, without limitation, attorneys’ fees arising from the covenanting party’s breach of its foregoing representation, warranty and covenant. The foregoing indemnity shall survive the termination of this Agreement or the Closing of the transaction contemplated hereby.

19.   Damage/Destruction. Until the Closing Date, Seller shall maintain insurance coverage insuring the Premises, in the form and in the amount as is in effect on the date of Purchaser’s execution hereof, and shall maintain the Premises in the same condition as existed on the date of Purchaser’s execution hereof, except for ordinary wear and tear. If, before the Closing Date, all or any material part of the Premises is destroyed or damaged by fire or other casualty insured under such coverage, Purchaser shall have the right, as its sole option (and as Purchaser’s sole remedy under such circumstances), exercisable by notice to Seller provided by Purchaser within ten (10) business days after notice from Seller of the occurrence of such destruction or damage: (a) to terminate this Agreement by written notice to Seller and to receive back all monies paid to or deposited with the Escrow Agent hereunder or in connection herewith; or (b) to accept the Premises in its then current condition and to receive the proceeds of, or the assignment of the right to receive, any insurance settlement arising from such damage and an amount equal to the deductible on Seller’s insurance policy.

20.   Time of Essence. The parties agree that time is of the essence and that the failure of a party to perform any act on or before the date specified herein for performance thereof shall be deemed cause for the termination hereof by the other party, without prejudice to other remedies available for default hereunder.

21.   Confidentiality. Without the prior written consent of the other party, neither Seller nor Purchaser will disclose to any person, other than their legal counsel, proposed or current lender, employees, accountants, potential tenants or users, environmental consultants and any other consultants who need such information to assist in evaluating and documenting the transaction contemplated hereunder, any of the terms, conditions or other facts with respect to this Agreement, including the status thereof; provided, however, that either party hereto may make such disclosure if compelled by court order or if such party has first received the written opinion of counsel that such disclosure must be made in order that such party does not commit a violation of law to comply with the requirements of any law, governmental order or regulation. In furtherance of the foregoing, Purchaser may not, at any time, file or record any memorandum of this Agreement.

22.   Force Majeure.  Purchaser or Seller shall not be required to perform any obligation under this Agreement or be liable to each other for damages so long as the performance or non-performance of the obligation is delayed, caused or prevented by an act of God or force majeure.  An “act of God” or event of “force majeure” (together, “Force Majeure Event”) is defined as hurricanes, earthquakes, floods, fire, war, insurrection or any other cause not reasonably within the control of Purchaser or Seller (excluding in any case the payment of money), as the case may be, and which by the exercise of due diligence and reasonable commercial efforts the non-performing party is unable, in whole or in part, to prevent or overcome.  All time periods, including the Closing Date, will be extended (not to exceed one period of up to thirty (30) days) for the period that the Force Majeure Event is in place.  In the event that such Force Majeure Event continues beyond the thirty (30) days referenced in this sub-paragraph, either party may cancel the Purchase Agreement by delivering written notice to the other, in which event all monies and documents deposited by Purchaser into escrow shall be returned to Purchaser and this Agreement shall be of no further force and effect.

23.   Legal Fees and Costs. In the event any party hereto incurs legal expenses to enforce or interpret any provision of this Agreement, the prevailing party in any litigation or other legal proceedings will be entitled to recover such legal expenses, including, without limitation, reasonable attorney’s fees, investigation costs and related disbursements, in addition to any other relief to which such party shall be entitled.

24.   Miscellaneous. This Agreement constitutes (with the exception of the Stock Purchase Agreement (as supplemented by that certain Forbearance Agreement dated January 30, 2009 incorporated by reference herein)) the entire agreement between Seller and Purchaser regarding the sale and purchase of the Premises and shall be binding upon and inure to the benefit of Seller, Purchaser and their respective heirs, executors, administrators and permitted assigns. This Agreement shall not be assigned by Seller without the prior written consent of Purchaser, which Purchaser may withhold in its sole discretion. This Agreement shall be governed by Pennsylvania law. This Agreement may be assigned by Purchaser at the Closing, without the consent of Seller, to any affiliate of Purchaser; provided, however, that nothing herein shall limit or otherwise affect, in any manner whatsoever, the continuing financial obligation of Purchaser to Seller hereunder, as obligor and/or as surety; provided, further, however, Purchaser is acquiring the Premises in connection with the Stock Purchase Agreement, is entering into this Agreement for the benefit of Fresh Made (after the consummation of the transaction contemplated by the Stock Purchase Agreement), intends for Fresh Made to obtain legal title to the Premises, and has no intent to obtain legal title to the Premises.  If any time period set forth herein ends on a Saturday, Sunday or legal holiday, then such time period shall be automatically extended to the next following business day. This Agreement may not be changed, altered or modified except by an instrument in writing signed by the party against whom enforcement of such change would be sought. Each party has participated fully in the negotiation and preparation of this Agreement with full benefit of counsel. Accordingly, this Agreement shall not be more strictly construed against either party. This Agreement may be executed in counterparts and all such counterparts shall constitute one agreement binding on all the parties, notwithstanding that all the parties are not signatories to the same counterpart.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be duly executed on and as of the Effective Date.

PURCHASER:

LIFEWAY FOODS, INC.,
an Illinois corporation

By:  /s/ Julie Smolyanysky
Printed Name:  Julie Smolyansky
Title:  President and Chief Executive Officer

SELLER:

/s/ Ilya Mandel
Ilya Mandel, an individual

/s/ Michael Edelson
Michael Edelson, an individual

[SIGNATURE PAGE TO REAL PROPERTY PURCHASE AGREEMENT]

ESCROW CONSENT AND ACKNOWLEDGEMENT

The undersigned agrees to act as the Title Company and the Escrow Agent for the transaction described in the above Agreement as provided herein.

CHICAGO TITLE INSURANCE COMPANY By: /s/ Printed Name: ______________________ Title: _____________________________ Date: _____________________________ Escrow Number: ____________________

EXHIBIT A

LEGAL DESCRIPTION OF LAND

EXHIBIT B

NOTICE ADDRESSES

If to Seller:                            Mr. Michael Edelson, Co-Partner
3870 Ramage Run
Huntingdon Valley, PA 19006
Phone Number: (215) 519-3812

and

Mr. Ilya Mandel, Co-Partner
301 West Byberry Road, Apt. #D-14
Philadelphia, PA 19116
Phone Number: (215) 464-3009

With Copy to:                       Fox Rothschild LLP
Building #10, Sentry Parkway East
300 Walton Drive, Suite 200
P.O. Box 3001
Blue Bell, PA 19422-3001
Attention: William W. Wanger, Esq.
Telephone: (610) 397-6503
Facsimile: (610) 397-0450

If to Purchaser:                     Lifeway Foods Inc.
6431 W. Oakton
Morton Grove, IL 60053
Attention: Edward Smolyansky
Telephone: (847) 967-1010
Facsimile: (847) 967-6558

With Copy to:                       McDonald Hopkins LLC
600 Superior Avenue, East
Suite 2100
Cleveland, OH 44114
Attention: Jeffrey R. Huntsberger, Esq.
Telephone: (216) 348-5405
Facsimile: (216) 348-5474

EXHIBIT C

DISCLOSURE SCHEDULE

[None , if blank]

SCHEDULE 7(d)

EXISTING LEASES